SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                              (Amendment No. ___ )*

                           MAHASKA INVESTMENT COMPANY
                           --------------------------
                                (Name of Issuer)

                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)

                                    559809108
                                 --------------
                                 (CUSIP Number)

                                  June 24, 1999
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule to which this Schedule is filed:

  [_]      Rule 13d-1(b)
  [X]      Rule 13d-1(c)
  [_]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosure provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 559809108                 SCHEDULE 13G

1.       Name of Reporting Person

         Ames National Corporation

         I.R.S. Identification No. of Above Person (entities only)

         42-1039071

2.       Check the appropriate box if a member of a group

         Not Applicable

3.       SEC Use Only

4.       Citizenship or Place of Organization

         Iowa

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:


5.       Sole Voting Power

         200,802

6.       Shared Voting Power

         0

7.       Sole Dispositive Power

         200,802

8.       Shared Dispositive Power

         0

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         200,802

10.      Check box if the aggregate amount in Row (9) excludes certain shares

11.      Percent of Class Represented by Amount in Row 9

         5.5%

12.      Type of Reporting Person

         CO

ITEM 1(a).         NAME OF ISSUER.

                   Mahaska Investment Company

ITEM 1(b).         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                   P.O. Box 1104
                   Oskaloosa, Iowa 52577

ITEM 2(a).         NAME OF PERSON FILING.

                   This  filing  is made  on  behalf  of  Ames  National
                   Corporation.

ITEM 2(b).         ADDRESS OF THE PRINCIPAL OFFICES:

                   P.O. Box 846
                   Ames, Iowa 50010

ITEM 2(c).         CITIZENSHIP.

                   Iowa

ITEM 2(d).         TITLE OF CLASS OF SECURITIES.

                   Common Stock.

ITEM 2(e).         CUSIP NUMBER.

                   559809108

ITEM 3. IF THE STATEMENT IS BEING FILED PURSUANT TO SECTION 240.13d-1(b), CHECK WHETHER THE PERSON FILING IS A:

                   Not Applicable


ITEM 4.            OWNERSHIP.

                   (a)      Amount Beneficially Owned:

                            200,802

                   (b)      Percent of Class:

                            5.5%

                   (c)      (i)   Sole power to vote or direct the vote: 200,802

                           (ii)   Shared power to vote or direct the vote: 0

                          (iii)   Sole power to dispose or direct the
                                  disposition of: 200,802

                           (iv) Shared power to dispose or to direct the disposition of: 0


ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   Not Applicable

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF
                   OF ANOTHER PERSON.

                   Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not Applicable


ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not Applicable

ITEM 9.            NOTICE OF DISSOLUTION OF A GROUP.

                   Not Applicable

ITEM 10.           CERTIFICATION.

                   By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

                                              AMES NATIONAL CORPORATION

                                              BY:  /s/ Daniel L. Krieger
                                                   -----------------------------

                                            Name:  Daniel L. Krieger

                                           Title:  President


Date:    January 23, 2001